Exhibit 99.1

Phoenix Motor Inc. Announces Third Quarter 2022 Financial and Operational Results

And

Provides Business Update Detailing Future Growth Plans

Anaheim, California (November 14, 2022) – Phoenix Motor Inc. (Nasdaq: PEV) (“Company” or “Phoenix”), a leader in manufacturing of all-electric, medium-duty vehicles, today announced its financial results for the third quarter ended September 30, 2022.

Financial Highlights Third Quarter

•	Revenue totaled $409,000 for the third quarter, a decrease of approximately 26% compared to the prior-year period of $554,000 principally due to software-related issues and battery supply constraints that resulted in a delay in delivery of electric vehicles (“EVs”) from the third quarter into the fourth quarter of 2022 and the first quarter of 2023.
•	Gross profit increased to $121,000 in the third quarter of 2022, compared to a loss of $49,000 in the third quarter of 2021, primarily driven by a shift in the product mix to higher gross margin products, particularly lithium ion powered electric forklifts.
•	Net losses increased to $3.9 million in the third quarter of 2022, compared to a loss of $2.2 million in the prior-year period.
•	Total assets were $20.5 million as of September 30, 2022.
•	Cash and cash equivalents were $1.3 million as of September 30, 2022.

Financial Highlights Nine Months Ending September 30

•	Revenues for the nine months ended September 30, 2022 were $2.6 million, an increase of 53.5% compared to the prior-year period, primarily driven by the increase in sales of electric forklifts.
•	Gross profit increased to $566,000 for the most recent nine-month period, compared to a loss of $156,000 for the prior-year period, due to a shift in product mix, particularly attributable to the 20.1% gross margin of electric forklifts products.
•	Net losses increased to $8.1 million during the nine-month period ending September 30, 2022, compared to $6.4 million in the prior-year period.

Recent Highlights

•	Phoenix just received a nomination letter from CATL (Contemporary Amperex Technology Co., Limited), the world’s largest EV battery manufacturer, forming a strategic partnership and outlining the terms for the procurement of K-Pack batteries and related products for Phoenix Motorcars’ product lines.
•	In October, the Company and Pegasus Specialty Vehicles announced the formation of a strategic partnership to jointly develop Class A electric school buses, targeted for the North American market.

•	Also in October, the Company engaged IAT to advance engineering and design work for Phoenix’s Gen 4 EVs, to maximize cost efficiencies, speed time to market and ensure the highest quality standards.

“We are excited to have received the Board’s approval for our Gen 4 Development Program,” Phoenix Motorcars CEO, Dr. Lance Zhou commented. “We are well underway in the design, development and engineering processes and have already built a strong order book for our Gen 4 vehicles.”

“We expect our Gen 4 development to be a game changer for Phoenix. The project will demonstrate our “asset light” business model, which will allow for lower costs and shorter time to market than before. We will have standardized design and production processes, which combined with the proven project management experience of our executive leadership team, will enable us to ramp production quickly. We look forward to providing regular updates regarding our strategic plans, important milestones and our progress in the coming quarters for both our Gen 4 and our Gen 5 ground-up chassis vehicles.”

Gen 4 is the “Bridge” to Gen 5

In 2023, Phoenix will introduce its fourth generation “Gen 4” vehicles to the medium-duty EV market. The development of Gen 4 will provide a natural a bridge between our current Gen 3 vehicles and the introduction of our Gen 5 ground-up chassis design. The Gen 4 development will provide several advantages versus our current Gen 3 models, specifically:

•	Asset Light Business Model: Gen 4 will mark the deployment of the Company’s “asset light” business model both upstream and downstream. Upstream, Phoenix will leverage its strategic partnerships with R&D partners and engineering suppliers such as IAT, Aulton and Fangsheng. Downstream, Phoenix is partnering with customers and third parties to develop manufacturing and assembly facilities.
•	Scale: The Company anticipates efficient scaling of its production, utilizing customer and third-party assembly facilities. Phoenix is reconfiguring its current Anaheim manufacturing facility to increase production capacity and to utilize it as a showcase facility and training center to ensure its processes and procedures are standardized across all partner-operated locations.
•	Reduced Costs: Gen 4 is expected to achieve lower production and materials costs compared to Gen 3 vehicles, benefiting from standardization of processes and procedures, as well as components and sub-assemblies—a benefit which will carry over to Gen 5 production as well.
•	Battery Supply: The Company expects it will benefit from its recent partnership with CATL for long-term strategic supply of K-Packs and related products for our Gen 4 electric vehicles.

Gen 5 Will Offer Chassis Independence Beginning in 2024

Design, development and production planning for Phoenix’s Gen 5 vehicles will leverage on Phoenix’s experience and benefit from the development of its Gen 4 line of vehicles. Unique highlights of Gen 5 are expected to include:

•	Ground-up Chassis Design: The Company will be producing its own ‘ground-up’ chassis in 2024.
•	Chassis Independence: The development of Gen 5 will provide Phoenix with chassis independence, overcoming one of the major impediments facing businesses such as ours.
•	Lower Cost: Phoenix should be able to produce its chassis for far less than the cost it is currently paying to acquire each chassis.
•	Increased Design Flexibility and Customer Satisfaction: Phoenix’s ground up chassis will enable it to customize vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing the Company’s capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

EdisonFuture: The Platform for Growth in 2025 and Beyond

Phoenix continues to make progress in the design and development of its EdisonFuture line of light-duty electric vehicles. This product line is anticipated to provide the market with both consumer and commercial pick-up trucks, SUVs and delivery vans. The development of EdisonFuture will, much like Gen 5, benefit greatly from the development of prior generations, which will further lower costs and speed time-to-market.

Conference Call Information

Phoenix Motor will host a conference call today at 5:00 PM ET to discuss the results. Interested investors and other parties may access a live webcast of the conference call which will be available on the Events and Presentations page on the Investor Relations section of Phoenix’s website at https://ir.phoenixmotorcars.com/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (888) 660-6373 or for international callers (929) 203-1975 and referencing Phoenix Motorcars.

An archive of the webcast will be available after the call on the Events and Presentations page on the Investor Relations section of Phoenix’s website, along with Phoenix’s earnings press release.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars”, which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com and www.edisonfuture.com.

Forward-Looking Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. No assurance can be given that the net proceeds of the Offering will be used as indicated. Forward-looking statements are no guarantee of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s ability to convert concept trucks and vans into production and sales; the Company’s product development timeline and expected start of production; development of competitive trucks and vans manufactured and sold by the Company’s competitors and major industry vehicle companies; the Company’s ability to scale in a cost-effective manner; the Company’s future capital requirements and sources and uses of cash; the Company’s ability to obtain funding for its future operations; the Company’s financial and business performance; changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; the implementation, market acceptance and success of its business model; expectations regarding the Company’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and other risks contained in the Offering prospectus and reports filed by the Company with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, including those set forth in the Risk Factors section of the Company's registration statement and Offering prospectus, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Investor Relations Contacts:
Mark Hastings, SVP & Head of Investor Relations
Sioban Hickie, ICR Inc.
PhoenixIR@icrinc.com

Phoenix Motor, Inc.

Consolidated Statement of Operations

For the three and nine months ended September 30, 2022 and September 30, 2021

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net sales	$409	$554	$2,579	$1,680
Cost of revenues	288	603	2,013	1,836
Gross profit (loss)	121	(49)	566	(156)
Operating expenses:
Selling, general and administrative	3,847	2,117	9,160	6,216
Operating loss	(3,726)	(2,166)	(8,594)	(6,372)

Other income (expense):
Interest expense, net	(2)	(4)	(6)	(2)
Others	(202)	1	437	1
Total other (expense) income, net	(204)	(3)	431	(1)
Loss before income taxes	(3,930)	(2,169)	(8,163)	(6,373)
Income tax provision	-	-	(14)	(3)
Net loss	$(3,930)	$(2,169)	$(8,177)	$(6,376)

Net loss per share of common stock:
Basic and Diluted	$(0.20)	$(0.12)	$(0.44)	(0.36)
Weighted average shares outstanding	19,664,273	17,500,000	18,390,891	17,500,000

Phoenix Motor, Inc.

Consolidated Balance Sheet

As of September 30, 2022, and December 31, 2021

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,317	$2,683
Accounts receivable, net	1,422	1,201
Inventories	5,682	2,225
Prepaid expenses and other current assets	3,464	528
Amount due from related party	103	-
Total current assets	11,988	6,637
Restricted cash, non current	250	-
Property and equipment, net	1,942	2,205
Security deposits	209	-
Intangible assets, net	1,859	2,323
Goodwill	4,271	4,271
Total assets	$20,519	$15,436

Liabilities
Current liabilities
Accounts payable	$1,245	$1,786
Accrued liabilities	594	779
Advance from customers	1,124	803
Deferred revenue	477	714
Warranty reserve	325	360
Long-term borrowing, current portion	25	10
Total current liabilities	3,790	4,452
Long-term borrowings	148	756
Total liabilities	3,938	5,208

Commitments and contingencies (Note 9)

Equity
Common stocks, par $0.0004, 450,000,000 shares authorized, 20,185,625 and 17,500,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively*	8	7
Subscription receivable	-	(7)
Additional paid in capital	40,607	26,085
Accumulated deficit	(24,034)	(15,857)
Total equity	16,581	10,228
Total liabilities and equity	$20,519	$15,436

Phoenix Motor, Inc.

Consolidated Statement of Cash Flows

For the nine months ended September 30, 2022 and September 30, 2021

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(8,177)	(6,376)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,305	1,384
Gain on disposal of fixed assets	(54)	-
Forgiveness of PPP loan	(586)	-
Stock-based compensation expenses	947	49
Changes in operating assets and liabilities:
Accounts receivable	(221)	20
Inventories	(3,532)	(600)
Prepaid expenses and other assets	(3,145)	(3,586)
Accounts receivable, related party	(103)	-
Accounts payable	(541)	(399)
Accrued liabilities	(185)	26
Warranty reserve	(35)	(115)
Deferred revenue	(237)	87
Advance from customer	321	(102)
Net cash used in operating activities	$(14,243)	(9,612)

Cash flows from investing activities:
Proceeds from disposal of property and equipment	$273	-
Purchase of property and equipment	(722)	(680)
Net cash used in investing activities	$(449)	(680)

Cash flows from financing activities:
Proceeds from borrowings	$-	586
Proceeds from a related party	1,676	-
Repayment to a related party	(1,676)	-
Repayment of borrowings	(7)	(17)
Proceeds from IPO	13,438	-
Proceeds from capital injection by a shareholder	7	-
Proceeds from exercise of employee stock options	138
Net cash generated from financing activities	$13,576	569

Decreasein cash, cash equivalents and restricted cash	(1,116)	(9,723)
Cash, cash equivalents and restricted cash at beginning of the period	2,683	15,699
Cash, cash equivalents and restricted cash at end of the period	1,567	5,976

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$1,317	5,976
Restricted cash	250	-
Total cash, cash equivalents, and restricted cash	$1,567	5,976

Supplemental cash flow information:
Interest paid	6	7
Income tax paid	7	3
Non-cash investing activities:
Inventories transferred to property and equipment	75	-